EXHIBIT 99.1
Contact: David L. Morash
(858)560-1301
News Release

REMEC Announces Fourth Quarter and Year-end Results

SAN DIEGO, CA — March 18, 2003 — REMEC, Inc. (NASDAQ: REMC), announced results for its fourth quarter and for the fiscal year ended January 31, 2003 (fiscal 2003).  Revenues in the fourth quarter were $74.6 million compared with $59.4 million in the preceding quarter and $58.2 million for the comparable prior year period.  The pre-tax loss for the fourth quarter of fiscal 2003 was ($11.3) million compared with a pre-tax loss of ($12.0) million in the preceding quarter and ($56.5) million for the comparable prior year period.  The net loss for the fourth quarter of fiscal 2003, which includes a $24.5 million charge to write off certain deferred tax assets, was ($35.8) million, or ($0.70) per diluted share, compared with a net loss of ($12.0) million, or ($0.26) per diluted share, in the preceding quarter and ($48.2) million, or ($1.07) per diluted share, in the same period last year.

Fiscal 2003 revenues totaled $246.6 million as compared with $230.0 million for the comparable prior year.  The pre-tax loss for the year ended January 31, 2003, was ($45.2) million compared with a pre-tax loss of ($92.0) million for the comparable prior year period.  The Company reported a net loss of ($63.8) million, or ($1.36) per diluted share, during the 2003 fiscal year as compared with a net loss of ($69.9) million, or ($1.56) per diluted share in the prior year period.

Discussion of results:

•                  Revenues for the fourth quarter of fiscal 2003 increased 25.5% over the third quarter of fiscal 2003 and 28.2% over the comparable prior year period. These increases were 13.3% and 15.7%, respectively, after excluding revenues of $7.2 million arising from our recent Spectrian acquisition.  In the future, Spectrian’s results will be included in the Company’s commercial segment product sales.

•                  In addition to the revenues generated by Spectrian, the Company also experienced an increase in sales of its multi-carrier power amplifier, filter and fixed wireless access products to certain European OEM customers.

•                  The Company believes that a strengthening of demand for its commercial products should lead to an increase in sales during the first quarter of fiscal 2004, although the rate of increase is not expected to be as high as the quarter over quarter sales growth achieved during the fourth quarter of fiscal 2003.

•                  Gross margin as a percentage of revenues was 19.1% for the fourth quarter of fiscal 2003 as compared with 11.5% reported for the third quarter of fiscal 2003 and 4.8% reported in the comparable prior year period.

•                  The improvement in fourth quarter gross margin is attributable to:  1) the previously announced reductions in workforce during the third quarter of fiscal 2003, 2) the ongoing shift of manufacturing to off-shore production facilities, 3) the continuing rationalization of the Company’s domestic facilities, 4) the impact of increasing sales and 5) the impact of the gross margins generated by Spectrian.

•                  Selling, general and administrative (SG&A) costs were $10.8 million in the fourth quarter of fiscal 2003 and included a $0.5 million charge for costs associated with an abandoned facility.  SG&A was unchanged from the preceding quarter as the additional costs arising at our Spectrian subsidiary were offset by a decrease in consulting and other costs.

•                  Research and development costs, excluding in-process charges, increased to $10.1 million in the fourth quarter of fiscal 2003 from $8.8 million in the preceding quarter and $8.9 million in the comparable prior year period, as a result of additional research costs arising from the acquisition of Spectrian.  The results for the fourth quarter of fiscal 2002 included an in-process research and development charge of $6.2 million.

•                  The Company recorded a $3.6 million charge for restructuring and asset impairment costs in the fourth quarter of fiscal 2003 associated with the write-off of certain intangible assets and the accrual of lease costs associated with abandoned facilities, as well as a $1.8 million write-down in the value of an investment in the stock of an unconsolidated company.

•                  Results for the fourth quarter of fiscal 2003 reflect a tax provision of $24.5 million resulting from the establishment of a valuation reserve against certain previously recorded deferred tax assets.  In conjunction with its acquisition of Spectrian, the Company undertook a reassessment of its tax strategy and its overall tax situation.  This analysis led the Company to conclude that, while it expects a transition to profitability during fiscal 2004, the majority of projected future profitability will be generated in tax jurisdictions with low effective tax rates.  As a result, the Company now believes that its ability to recover previously recorded deferred tax assets in the near term has diminished and that it is appropriate to establish a valuation allowance to fully reserve the Company’s previously recorded deferred tax asset.

Commenting on the results, Ron Ragland, Chairman and Chief Executive Officer of REMEC said, “We are pleased with the solid revenue growth in a difficult marketplace achieved by REMEC during the fourth quarter.  We believe REMEC is well positioned to gain additional market share as our customers continue to express confidence in our capabilities and technology to deliver next-generation, integrated equipment solutions as an important strategic partner.  REMEC generated positive cash flow during the fourth quarter and, for the second consecutive quarter, saw improvements in both sales and gross margins.    Excluding the restructuring charge, the non-recurring write down of our investment and the costs reflected in SG&A related to an abandoned facility, the fourth quarter pre-tax loss would have been $(5.4) million.  We have captured the opportunity to make a significant competitive leap, in spite of the disappointing year for the telecom industry.  We have been able to enhance our presence in the MCPA marketplace with the value acquisition of Spectrian; develop “best of class” product for the fixed wireless access and the millimeter wave radio ODU markets; transition manufacturing to low-cost offshore operations; launch an aggressive, well contemplated entry into China with a design, development and manufacturing initiative; and implement a global ERP system to support the major restructuring of the company into an effective, integrated global infrastructure.  Despite the unsettled business environment, REMEC has made the right decisions to advance our competitive posture and significantly enhance shareholder value.”

For more information

Management will be holding a conference call to discuss quarterly earnings today, at 2:00 p.m. Pacific Daylight Time (Los Angeles).  To participate on the conference call within the U.S., please call (800) 967-7134, confirmation code #425143.  From outside the U.S., please call (719) 457-2625, confirmation code #425143, ten minutes prior to the scheduled time of the call.  To listen to the rebroadcast number, which will play for seven days, call (888) 203-1112 domestically or (719) 457-0820 internationally, with the confirmation code #425143.

About REMEC

REMEC is a designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks and in space and defense electronics applications.

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties.  Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.

###

REMEC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended		Year ended
	January 31,	January 31,	January 31,	January 31,
	2003	2002	2003	2002

Net sales	$74,589	$58,195	$246,588	$229,981
Cost of sales	60,337	55,385	211,533	207,411
Gross profit	14,252	2,810	35,055	22,570

Operating expenses:
Selling, general and administrative	10,756	11,987	42,393	49,400
Research and development, including in-process	10,111	15,092	34,568	34,334
Restructuring and asset impairment charges	3,569	33,597	4,228	34,952
Total operating expenses	24,436	60,676	81,189	118,686

Loss from operations	(10,184)	(57,866)	(46,134)	(96,116)
Interest income and other, net	(1,106)	1,396	905	4,078

Loss before income taxes	(11,290)	(56,470)	(45,229)	(92,038)
Income tax expense (benefit)	24,497	(8,275)	18,565	(22,175)

Net loss	$(35,787)	$(48,195)	$(63,794)	$(69,863)

Net loss per common share:
Basic	$(0.70)	$(1.07)	$(1.36)	$(1.56)
Diluted	$(0.70)	$(1.07)	$(1.36)	$(1.56)

Shares used in computing net loss per common share:
Basic	51,125	45,098	46,784	44,904
Diluted	51,125	45,098	46,784	44,904

REMEC, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	January 31,	January 31,
	2003	2002

ASSETS
Cash, cash equivalents and short term investments	$77,349	$49,438
Accounts receivable, net	48,335	33,765
Inventories, net	53,117	44,314
Deferred income taxes	105	34,582
Other current assets	9,762	2,767
Total current assets	188,668	164,866

Property, plant and equipment, net	86,182	90,786
Goodwill, net	36,134	34,909
Restricted cash	17,049	17,049
Intangible assets, net	3,950	8,774
Other assets	6,048	8,354
	$338,031	$324,738

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$33,575	$11,039
Accrued expenses and other current liabilities	39,527	28,562
Total current liabilities	73,102	39,601
Deferred income taxes and other long-term liabilities	2,359	3,268
Shareholders’ equity	262,570	281,869
	$338,031	$324,738